Exhibit 99.5

William McWhirter

Transitioning Vice President and Chief Financial Officer
Fourth Quarter ‘04

Thank you Tim and good morning everyone. I will be discussing our Construction Products, Industrial Products and Inland Barge Groups.

Our Construction Products Group performed below expectations during the fourth quarter,

primarily as a result of poor weather conditions in Texas. Historically, winter weather causes the 4th and 1st quarters to be down periods for this business. This year’s weather was unusually severe. During the 4th quarter, we experienced record rain fall in Texas, resulting in a 24% decrease in the number of available work days, as compared with the same quarter of the previous year. However, despite these challenges, the group reported an increased operating profit of approximately 8% on a year-over-year basis. This increase was primarily driven by the strong performance of our Highway Safety and Fittings Businesses.

Our Concrete Business continues to see raw material shortages and price increases, along with rising transportation costs. Fortunately, demand for concrete and aggregate remains strong in the markets we serve and we are confident the performance of this business will improve as spring approaches.

Our Highway Safety Business is performing well. Revenue and margins improved on a year-over-year comparison basis. The improvement is due, in part, to an approximate 20% increase in sales of our proprietary line of Highway Safety products, which includes end terminals, crash cushions and cable protection systems. Continued strong demand for our standard products at prices that reflect current steel cost also contributed to this business’ solid performance.

Our Pipe Fittings Business continues to experience a nice rebound and is realizing the cost benefits of previous plant consolidations. We have a good backlog of orders in this business at respectable pricing levels.

We returned to profitability in our Bridge Girder Business during the 4th quarter and our current backlog now reflects the market with regard to steel costs.

While these businesses are currently performing well, we believe the passage of a new Federal Highway Bill will generate improved results. Our Construction Products Group remains a key part of our earnings diversification.

Turning our attention now to the Industrial Products Group, we are very pleased with our results, for both the 4th quarter and the year. On a year over year basis revenues improved by approximately 15% and operating profit improved by 82%. This business enjoys a mature market place and continues to benefit from cost savings improvements we implemented during late 2003 and early 2004. The backlog for this business is relatively short as most customers do not make long-term product purchases.

Our Inland Barge Group finished the 4th quarter with the effects of steel pricing issues prevalent in the operating results.

On the tank barge side of the business we continue to enjoy a strong backlog, with only a few open spots remaining for 2005 deliveries.

Our hopper barge customers continue to need additional units, but the order levels have been low, as the selling price of a barge has dramatically increased due to rising steel cost. All of the economic drivers remain strong for future demand of replacement hopper barges. The latest data for barge demand and river rates strongly support customer needs for new equipment at current pricing levels. We have idled one hopper barge production facility and our current backlog should carry us mid-way into the second quarter of 2005. We continue to give consideration to producing a limited number of barges for our leasing company. As for the barge litigation, discovery and pre-trial proceedings are continuing to move in the court system. Litigation expenses continue to erode the performance of this group. Jim Ivy will provide specific financial information during his update.

At this time I will turn the presentation over to Steve Menzies, President of Trinity Industries Leasing Company.